EXHIBIT 12

                                   Northwest Natural Gas Company
                         Computation of Ratio of Earnings to Fixed Charges
                                  January 1, 1990 - March 31, 1995
                                               ($000)

                                                                                           Twelve
                                       ------------Year Ended December 31----------     Months Ended
                                                                                          March 31,
                                       1990      1991      1992      1993      1994         1995
                                       ----      ----      ----      ----      ----      -----------
Fixed Charges, as defined:
  Interest on Long-Term Debt . . .  $22,244   $21,977   $23,001   $22,578   $21,921        $22,324
  Other Interest . . . . . . . . .    2,853     4,266     3,223     1,906     2,473          2,513
  Amortization of Debt
   Discount and Expense. . . . . .      363       348       511       775       850            847
  Interest Portion of
   Rentals . . . . . . . . . . . .    1,546     1,485     1,439     1,701     1,697          1,697
                                    -------   -------   -------   -------   -------        -------
    Total Fixed Charges,
      as defined . . . . . . . . .  $27,006   $28,076   $28,174   $26,960   $26,941        $27,381
                                    =======   =======   =======   =======   =======        =======

Earnings, as defined:
  Net Income . . . . . . . . . . .  $30,724   $14,377   $15,775   $37,647   $35,461        $35,733
  Taxes on Income. . . . . . . . .   13,629     2,321     6,951    22,096    20,473         20,251
  Fixed Charges, as above. . . . .   27,006    28,076    28,174    26,960    26,941         27,381
                                    -------   -------   -------   -------   -------        -------
  Total Earnings, as defined . . .  $71,359   $44,774   $50,900   $86,703   $82,875        $83,365
                                    =======   =======   =======   =======   =======        =======
Ratio of Earnings to
 Fixed Charges . . . . . . . . . .     2.64      1.59      1.81      3.22      3.08           3.04
                                       ====      ====      ====      ====      ====           ====